Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace Announces Third Quarter 2015 Results

ST. LOUIS, Nov. 6, 2015 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company"), a leading provider of design and aftermarket engineering services, and supplier of structural assemblies, kits and components to the aerospace and defense markets, announced its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•Awarded a new contract with a total expected value of $40 million on a light business jet program

•Won Airbus A320 work with a new customer

•Generated $4.8 million in cash from operations

•Reaffirmed 2015 guidance

Third Quarter Results

For the third quarter of 2015, net sales were $95.6 million, compared to $97.3 million in the third quarter of 2014. Net income of $0.03 million, or break-even per diluted share, was realized in the third quarter of 2015, compared to net income of $1.4 million, or $0.11 per diluted share, in the third quarter of 2014.

Operating income and operating income excluding non-recurring items were both $6.1 million for the third quarter of 2015. Non-recurring items included a net gain of $3.3 million on a legal settlement, an unfavorable cumulative catch-up adjustment of $1.7 million, and restructuring and other costs of $1.6 million.  Diluted income per share, excluding the impact of non-recurring items, was break-even in the third quarter of 2015. Operating income for the third quarter of 2014, excluding the impact of $2.4 million of net favorable, non-recurring items, was $4.3 million. Diluted loss per share, excluding the impact of non-recurring items, was $0.07 in the third quarter of 2014.

         “LMI continues to win work with new customers and on new platforms, supporting our long-term growth strategy,” said LMI Aerospace Chief Executive Officer Dan Korte. “Recently, we were awarded a subcontract to provide sheet-metal formed parts for the Airbus A320 program, adding to our content on Airbus platforms. We also received our first contract on a new light business jet program, expanding our opportunities in the corporate and regional jet market.
“We challenged Aerostructures earlier this year to drive down inventory levels across our operations to help improve cash flow as we continue to reduce our leverage. The $4 million of progress Aerostructures made in reducing inventory this quarter is encouraging. Our disciplined demand management processes are proving effective and I look forward to seeing further improvement in 2016.”

Aerostructures Segment

	Q3		Q3
Net Sales ($ in millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$45.1	53.0%	$41.6	50.2%
Corporate and regional aircraft	23.6	27.7%	21.4	25.8%
Military	8.9	10.5%	13.0	15.7%
Other	7.5	8.8%	6.9	8.3%
Total	$85.1	100.0%	$82.9	100.0%

Aerostructures revenue increased 2.7 percent to $85.1 million in the third quarter of 2015 from $82.9 million in the third quarter of 2014, driven by higher shipments on large commercial and corporate and regional aircraft platforms, which were partially offset by lower shipments on military programs.

Growth on the Boeing 787 and 737 platforms contributed increases of $3.5 million and $0.9 million, respectively, over the prior year quarter in the large commercial aircraft market. Net sales to the corporate and regional jet market increased $2.2 million, primarily due to increased tooling sales on the Gulfstream G600 program. Military sales on various Boeing programs and the Black Hawk helicopter program declined $1.4 million and $1.4 million, respectively, over the prior year quarter.

The Aerostructures segment generated gross profit of $16.6 million, or 19.5 percent of net sales, in the third quarter of 2015 versus $20.4 million, or 24.6 percent of net sales, in the third quarter of 2014. The change in gross profit margin was the primary result of the reversal of a loss reserve of $4.6 million on a long-term contract in the third quarter of 2014. Gross profit in the third quarter of 2015 was favorably impacted by increased sales volume.

Selling, general and administrative expenses were $7.7 million in the third quarter of 2015 versus $12.5 million in the third quarter of 2014. The Company recorded a net gain in the third quarter of 2015 of $3.3 million related to a legal settlement. Additionally, salaries and related expenses resulting from previously implemented cost reduction plans declined $0.5 million in the third quarter of 2015. An impairment expense of $0.4 million related to an asset held for sale and environmental expenses of $0.5 million were recorded in the third quarter of 2014. Excluding the impact of these items, selling, general and administrative expenses were $10.5 million and $11.6 million in the third quarter of 2015 and 2014, respectively.

Engineering Services Segment

	Q3		Q3
Net Sales ($ in millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$6.4	59.3%	$6.6	44.9%
Corporate and regional aircraft	0.8	7.4%	4.4	29.9%
Military	2.9	26.9%	2.7	18.4%
Other	0.7	6.4%	1.0	6.8%
Total	$10.8	100.0%	$14.7	100.0%

Engineering Services revenue decreased 26.4 percent to $10.8 million in the third quarter of 2015 from $14.7 million in the third quarter of 2014, driven primarily by an unfavorable cumulative catch-up on a corporate and regional jet program.

Net sales in the corporate and regional aircraft market declined primarily due to a $2.7 million decrease in the Bombardier Learjet L-85 program that was canceled in late 2014. Additionally, an unfavorable cumulative catch-up of $1.9 million was recognized on the Mitsubishi Regional Jet program in the third quarter of 2015 related to higher-than-expected engineering costs required to meet customer specifications.

Gross profit for the segment was $0.04 million, or 0.4 percent of net sales, for the third quarter of 2015, compared to $1.6 million, or 10.9 percent of net sales, for the prior year quarter.  The decrease in gross profit was primarily attributable to unfavorable cumulative long-term revenue adjustments of $1.9 million in the third quarter of 2015 and the decline in sales and fixed-cost utilization.

Selling, general and administrative expenses for the segment were $2.8 million in the third quarter of 2015 compared to $2.8 million in the third quarter of 2014. An increase in restructuring cost of $0.8 million in the third quarter of 2015 was offset by savings realized from prior cost-reduction activities when compared to the third quarter of 2014.

Non-Segment

Interest expense decreased $0.3 million in the third quarter of 2015 on lower borrowings compared to the third quarter of 2014.

The Company recorded income tax expense of $0.2 million for the third quarter of 2015, compared to an income tax benefit of $0.8 million in the third quarter of 2014.

The Company generated cash flow from operations of $4.8 million in the third quarter of 2015 and funded net capital expenditures of $3.6 million, resulting in free cash flow of $1.3 million.

Backlog at September 30, 2015, increased to $384.3 million, compared to $366.0 million at June 30, 2015.

Outlook for 2015

The Company reaffirms the guidance for 2015 previously provided in the second quarter 2015 earnings release dated August 7, 2015:

•
Revenue of between $377.0 million and $387.0 million, consisting of Aerostructures revenue of between $325.0 million and $330.0 million and Engineering Services revenue of between $52.0 million and $57.0 million

•Operating profit of between $20.0 million and $24.0 million

•Free cash flow of between $10.0 million and $15.0 million.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, Nov. 6, 2015, at 9:00 a.m., Central Standard Time. LMI Chief Executive Officer Dan Korte and Chief Financial Officer Cliff Stebe will host the call. To participate in the call, dial 866-307-3343 approximately five minutes before the conference call time start time.

Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural solutions and engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Based in St. Louis, LMI has 24 operations located across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2015 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing the increased leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$476	$7,927
Trade accounts receivable, net	61,389	58,234
Inventories	118,877	114,279
Prepaid expenses and other current assets	10,830	10,255
Deferred income taxes	3,775	3,913
Total current assets	195,347	194,608

Property, plant and equipment, net	101,102	99,482
Goodwill	86,784	86,784
Intangible assets, net	47,671	50,940
Other assets	8,971	10,622
Total assets	$439,875	$442,436

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,961	$21,755
Accrued expenses	24,634	26,072
Current installments of long-term debt and capital lease obligations	3,557	3,424
Total current liabilities	46,152	51,251

Long-term debt and capital lease obligations, less current installments	267,607	265,554
Other long-term liabilities	3,101	3,289
Deferred income taxes	4,155	4,207
Total long-term liabilities	274,863	273,050

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,287,688 and 13,089,003 shares at September 30, 2015 and December 31, 2014, respectively	266	262
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	97,239	95,460
Accumulated other comprehensive loss	(201)	(170)
Treasury stock, at cost, 30,767 and 28,396 shares at September 30, 2015 and December 31, 2014, respectively	(333)	(359)
Retained earnings	21,889	22,942
Total shareholders’ equity	118,860	118,135
Total liabilities and shareholders’ equity	$439,875	$442,436

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Sales and service revenue
Product sales	$84,114	$81,693	$246,730	$245,349
Service revenue	11,519	15,642	38,928	53,674
Net sales	95,633	97,335	285,658	299,023
Cost of sales and service revenue
Cost of product sales	67,514	61,535	197,211	195,170
Cost of service revenue	11,493	13,757	35,853	45,215
Cost of sales	79,007	75,292	233,064	240,385
Gross profit	16,626	22,043	52,594	58,638

Selling, general and administrative expenses	8,979	14,615	33,980	41,770
Restructuring expense	1,575	765	2,368	2,288
Income from operations	6,072	6,663	16,246	14,580

Other (expense) income:
Interest expense	(5,653)	(5,946)	(16,802)	(23,800)
Other, net	(136)	(75)	(89)	205
Total other expense	(5,789)	(6,021)	(16,891)	(23,595)

Income (loss) before income taxes	283	642	(645)	(9,015)
Provision (benefit) for income taxes	249	(754)	408	(2,557)

Net income (loss)	34	1,396	(1,053)	(6,458)
Other comprehensive income (expense):
Change in foreign currency translation adjustment	(32)	(112)	(31)	(18)
Reclassification adjustment for losses on interest rate hedges included in net earnings, net of tax of $0, $0, $0 and $157	$0	$0	$0	$278
Total comprehensive income (loss)	$2	$1,284	$(1,084)	$(6,198)

Amounts per common share:
Net income (loss) per common share	$0.00	$0.11	$(0.08)	$(0.51)

Net income (loss) per common share assuming dilution	$0.00	$0.11	$(0.08)	$(0.51)

Weighted average common shares outstanding	12,907,938	12,740,034	12,851,456	12,704,568

Weighted average dilutive common shares outstanding	13,050,238	12,887,363	12,851,456	12,704,568

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Operating activities:
Net loss	$(1,053)	$(6,458)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,018	17,002
Deferred taxes	(78)	147
Stock based compensation	1,424	1,442
Debt issuance cost write-off	—	8,464
Payments to settle interest rate derivatives	—	(793)
Other non-cash items	(94)	(87)
Changes in operating assets and liabilities:
Accounts receivable	(3,238)	8,187
Inventories	(4,993)	2,079
Prepaid expenses and other assets	1,914	2,003
Current income taxes	(75)	(2,899)
Accounts payable	(1,754)	785
Accrued expenses	(1,354)	6,144
Net cash provided by operating activities	5,717	36,016
Investing activities:
Additions to property, plant and equipment	(15,305)	(10,302)
Proceeds from sale of property, plant and equipment	260	981
Net cash used by investing activities	(15,045)	(9,321)
Financing activities:
Proceeds from issuance of debt	—	250,000
Principal payments on long-term debt and notes payable	(1,814)	(231,898)
Advances on revolving line of credit	93,500	60,000
Payments on revolving line of credit	(89,500)	(96,000)
Payments for debt issuance cost	(309)	(7,881)
Other, net	—	(28)
Net cash provided (used) by financing activities	1,877	(25,807)
Net (decrease) increase in cash and cash equivalents	(7,451)	888
Cash and cash equivalents, beginning of period	7,927	1,572
Cash and cash equivalents, end of period	$476	$2,460
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$710	$848

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net income (loss)	$34	$1,396	$(1,053)	$(6,458)
Income tax (benefit) expense	249	(754)	408	(2,557)
Depreciation and amortization	5,098	5,998	15,018	17,002
Stock based compensation	828	1,007	2,588	2,031
Interest expense	5,653	5,946	16,802	23,800
Restructuring expense	1,575	765	2,368	2,288
Integration expense	175	64	348	557
Other, net (2)	(1,934)	537	(1,974)	791
Adjusted EBITDA	$11,678	$14,959	$34,505	$37,454

Free Cash Flow (3):

Net cash provided by operating activities	$4,843	$21,076	$5,717	$36,016
Less net capital expenditures	(3,593)	(2,517)	(15,045)	(9,321)
Free cash flow	$1,250	$18,559	$(9,328)	$26,695

(1) The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

(2) In the three and nine months ended September 30, 2015, the Company recorded a net gain of $3.3 million related to a legal settlement. The gain realized from the settlement offsets expenses of $1.9 million that were recorded as a favorable adjustment to EBITDA when incurred in prior quarters.  For consistency, the above table reflects only $1.9 million of the net gain as an unfavorable EBITDA adjustment.

(3) The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.